EXHIBIT 5.1



April 21, 2000

Magna-Lab Inc.
6800 Jericho Turnpike
Syosset, New York 11797

Ladies and Gentlemen:

         We have acted as counsel to Magna-Lab Inc., a New York corporation (the "Company") , in connection with the preparation of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration
Statement"),  to  which  this  opinion  is  to  be  filed  as  an  exhibit.  The
Registration Statement relates to the issuance of up to an aggregate of 1,000,000 shares (the "Plan Shares") of the Company's Class A common stock, par value $.00l per share (the "Common Stock"), pursuant to stock options granted or available for grant under the Company's 1992 Stock Option Plan, as amended (the "Plan").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Plan Shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,


                                              /S/ Graham & James LLP





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